CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of October 3, 2006 by and among Real Sport, Inc., a California corporation with its principal office at 9229 Sunset Boulevard, Suite 505, Los Angeles, California 90069 (the “Company”), Gary Shaw, an individual (“Shaw”), and Gary Shaw Productions MMA, LLC, a New Jersey limited liability company (“Consultant” and collectively with the Company and Shaw, the “Parties”), with reference to the following facts:

WHEREAS, the Company acknowledges that Shaw actively promotes boxing events and owns a boxing promotion business;

WHEREAS, Consultant acknowledges that the Company desires to engage Shaw’s services, and that the Company’s sole reason for entering into this Agreement is to retain Shaw’s services;

WHEREAS, the Company desires to retain Consultant pursuant to the terms hereof;

WHEREAS, the Consultant and Shaw desire to commit to an agreement with the Company pursuant to which Consultant and Shaw will provide services to the Company for a period of three years, from October 1, 2006 till September 30, 2009 (the “Term”); and

NOW, THEREFORE, the Company and Consultant and Shaw desire to set forth in this Agreement the terms and conditions of the Consultant’s and Shaw’s engagement by the Company.

ARTICLE I

CONSULTING ENGAGEMENT; TERM; DUTIES

1.1  Conditions Precedent. The Company’s obligations hereunder (including, but not limited to, payment of any and all sums payable to Consultant by Company) are expressly conditioned upon the successful closing of that certain private offering by Pro Elite, Inc., a New Jersey corporation (“Pro Elite”), on October 3, 2006 (the “Private Offering”).

1.2  Engagement. Upon the terms and conditions hereinafter set forth, the Company hereby engages Consultant and Shaw, and Consultant and Shaw hereby accept engagement to provide consulting services, and Shaw hereby accepts engagement to serve as President (“President”) of MMA Live, Inc., a wholly owned subsidiary of the Company (the “Subsidiary”). The Consultant’s and Shaw’s services shall include those services relating to the business requested from time to time by an executive officer or the Board of Directors (the “Board”) of the Company, including, but not limited to, the following:

1.2.1  Advise the Company in matters pertaining to it business, operations and industry;

1.2.2  Assist the Company in schedule and event production;

1.2.3  Assist the Company in:

(a)  business strategy,

(b)  sponsorship presentations and opportunities,

(c)  management and selection of fighters,

(d)  business operations,

(e)  corporate governance, and

(f)  negotiations and consultations for media coverage contracts, including, but not limited to, distribution and licensing agreements

(the “Services”).

1.2.4  Duties as President. Shaw shall perform such duties for the Subsidiary as are prescribed by applicable job specifications for the President, the Bylaws of the Subsidiary and such other or additional duties as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”),

1.2.5  Consultant and Shaw shall use their best efforts and abilities faithfully and diligently to promote the Company’s business interests and to perform the Services. For so long as Consultant is engaged to Company, both Consultant and Shaw shall use their best efforts to not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, which includes Real Sport, Inc., I-Fight, Inc., MMA Live, Inc., and other entities the Company may form in the future, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Consultant of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Consultant and Shaw may:

(a)  make and manage personal business investments of Consultant’s choice without consulting the Board; and

(b)  serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board.

1.2.6  For purposes of this Agreement, the business of the Company shall not include boxing, or the management or promotion of boxing events. The business of the Company shall include: (i) Mixed Martial Arts, and the production, distribution, merchandising, marketing, advertising, promotion thereof, (ii) online social networking and online depository for any and all sports and physical activities, (iii) maintenance, upgrade and servicing of Company’s websites on the world wide web related to any and all sports and physical activities, (iv) online social networking technology & services.

1.3  Covenants of Consultant

1.3.1  Reports. Consultant shall use its best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which it may have custody, and promptly pay and deliver the same whenever it may be directed to do so by the Board.

1.3.2  Rules and Regulations. Consultant and Shaw shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with its duties hereunder and shall endeavor to improve its ability and knowledge of the Company’s business in an effort to increase the value of its services for the mutual benefit of the Company and the Consultant.

1.3.3  Opportunities. Consultant and Shaw shall make all business opportunities of which it becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to himself individually.

ARTICLE II

COMPENSATION

2.1  Consideration. During the Term, for all services rendered by Consultant hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, as full consideration for the Services the sum of $250,000 per year through September 30, 2007, and at the amount determined by the Company thereafter, but not less than an increase of 5% per Year (“Consulting Fee”). This Consulting Fee shall be payable in accordance with the normal payroll practices of the Company. For purposes of this Agreement, “Year” shall mean the twelve-month period beginning on October 1 and ending on September 30 of the following year.

2.2  Performance and Review. Consultant’s performance will be reviewed on no less than an annual basis.

2.3  Bonus. Consultant may receive a bonus at the end of each Year, based on the performance criteria established by the Company’s Board in its sole discretion.

2.4  Company Shares. Shaw received 100 shares of the Common Stock of the Company (the “RSI Shares”), representing 10% of the Company’s outstanding capital stock prior to the Private Offering. Shaw understands and agrees that the RSI Shares will be exchanged for 2,500,000 shares of Pro Elite, Inc. (“Pro Elite”) (the “Pro Elite Shares”) as part of a financing of $10,000,000. The Pro Elite Shares shall be subject to the provisions set forth below in Section 4.3.

2.5  Benefits. If Shaw closes his boxing business, the Company shall offer Shaw employee benefits for him, his wife and his minor children, if any, in the form of health care insurance, life insurance, disability insurance, retirement programs, etc., as is provided to its executive employees. If the Company does not provide employee benefits to its executive employees at the time Shaw elects to receive such employee benefits, the Company will provide to Shaw health, dental, vision and/or supplemental disability insurance that is normally provided to executive employees in the sports promotion industry for him, his spouse and his minor children, if any, until the Company offers health care insurance to its executive employees, upon which Shaw shall receive the same employee benefits as is provided to the Company’s executive employees.

ARTICLE III

BUSINESS EXPENSES

3.1  Business Expenses. Consultant will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company, subject to the following: (a) all expenses are to be submitted to the Company every 2 weeks on formal expense sheets; and (b) all expenses over $10,000 require prior approval and submission of appropriate supporting documentation.

3.1.1  Shaw shall be entitled to “first” class air travel accommodations for domestic travel and “business” class air travel accommodations for international travel. Subject to the Board’s reasonable discretion, the Company shall provide “first class” domestic air travel for Shaw’s spouse. All travel arrangements and accommodations shall be handled through the Company or as mutually agreed.

3.1.2  The Company shall provide Shaw with housing allowances in the Los Angeles area, so long as the requested amount is deemed reasonable in the Company’s judgment.

ARTICLE IV

TERMINATION OF ENGAGEMENT

4.1  Term

Consultant’s engagement pursuant to this Agreement shall terminate on the earliest to occur of the following:

4.1.1  upon the death of Shaw (“Death”);

4.1.2  upon the delivery to Consultant of written notice of termination by the Company if Shaw shall suffer a physical or mental disability or illness which renders Shaw, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 60 consecutive days or 180 days in any 12-month period (“Disability”);

4.1.3  upon delivery to Consultant of written notice of termination by the Company For Cause; or

4.1.4  upon the delivery to Company from Consultant for Good Reason.

4.2  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.2.1  “For Cause” shall mean, in the context of a basis for termination of Consultant’s engagement by the Company, that:

(a)  Consultant or Shaw is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved;

(b)  Consultant’s or Shaw’s willful misconduct in the performance of Consultant’s duties hereunder;

(c)  Consultant’s or Shaw’s gross negligence in the performance of its or his duties hereunder or willful and repeated failure or refusal to perform such duties as may be delegated to Consultant by Company; or

(d)  Consultant is in material breach of any provision of this Agreement.

4.2.2  “Good Reason” giving rise to Consultant’s right to terminate this Agreement means if Consultant claims that Company has materially breached this Agreement, Consultant shall have first provided written notice to Company of any such claimed material breach with exact details of the claimed material breach and Company shall have had fourteen (14) days from the date of receipt of such written notice to cure any such breach; if curable, and in the event Company does so cure such breach within said fourteen (14) days, such claimed breach shall not constitute good reason or a breach of this Agreement.

4.3  Effect of Termination. Subject to Section 4.4 and pursuant to Section 2.4, the Pro Elite Shares shall be subject to the following:

(a)  In the event that the services of Consultant hereunder are terminated by the Company For Cause or Consultant terminates this Agreement without good reason prior to the first anniversary of this Agreement, 75% of Pro Elite’s Shares shall be automatically returned to the Company and cancelled without any payment to Shaw; and

(b)  In the event that the services of Consultant hereunder are terminated by the Company For Cause or Consultant terminates this Agreement without good reason after the first anniversary but prior to the second anniversary of this Agreement, 50% of Pro Elite’s Shares shall be automatically returned to the Company and cancelled without any payment to Shaw.

4.4  Change in Control. In the event of a “Change in Control,” as defined below, (i) Consultant shall have the right to terminate this Agreement, (ii) all Pro Elite Shares granted to Shaw shall not be subject to Section 4.3, and (iii) upon Consultant’s written notice to Company of its intent to terminate, this Agreement will be terminated 14 days after receipt of such notice and the Company and Consultant shall have no further obligation or duties to each other, except as provided in Articles V and VI.

4.4.1  For purposes of this Agreement a “Change in Control” shall mean and be determined to have occurred if (A) any person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) (the “Exchange Act”) is or becomes the beneficial owner (“Beneficial Owner”) (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty one percent (51%) or more of the combined voting power of the then outstanding securities of the Company; (B) during any period of two (2) years, a majority of the members of the Board is replaced by directors who were not nominated and approved by the Board; or (C) the Company is combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will occur or has occurred.

ARTICLE V

INVENTIONS AND TRADEMARK; CONFIDENTIAL INFORMATION; NON-
DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1  Inventions and Trademark. All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by Consultant, alone or with others, during the Term, that are within the scope of Company’s business operations or that relate to Company’s work or projects, are the exclusive property of Company. In that regard, Consultant and Shaw agree to disclose promptly to Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that it and/or he may make from the beginning of Consultant’s engagement until the termination thereof, that relate to the business of Company, whether such is made solely or jointly with others. Consultant and Shaw further agree that, during the Term, it and he will provide Company with a reasonable level of assistance, at Company’s sole option and expense, to obtain patents in the United States of America, or elsewhere on any such ideas, inventions, trademarks and other developments, and agrees to execute all documents necessary to obtain such patents in the name of Company.

5.2  Confidential Information. Consultant and Shaw shall hold and keep confidential for the benefit of Company all secret or confidential information, files, documents other media in which confidential information is contained, knowledge or data (collectively the “Confidential Information”) relating to Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Consultant and/or Shaw during Consultant’s engagement by the Company or any of its affiliated companies. Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by Consultant or its representatives in violation of this Agreement) or that is provided to Consultant by a third party without an obligation with Company to maintain the confidentiality of such information. After termination of Consultant’s engagement with Company, neither Consultant nor Shaw shall, without the prior written consent of Company, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than Company and those designated by it. Consultant and Shaw shall acknowledge that all confidential documents are and shall remain the sole and exclusive property of Company regardless of who originally acquired the confidential documents. Consultant and Shaw agree to return to Company promptly upon the expiration or termination of Consultant’s engagement or at any other time when requested by Company, any and all property of Company, including, but not limited to, all confidential documents and copies thereof in his possession or control. Any loss resulting from a breach of the foregoing obligations by Consultant and Shaw to protect the Confidential Information could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law or this Agreement, Company shall have the right to obtain injunctive relief, in the appropriate court, at any time, against the dissemination by Consultant and/or Shaw of the Confidential Information, or the use of such information by Consultant and/or Shaw in violation hereof.

5.2.1  Restriction on Use of Confidential/Trade Secret Information. Consultant and Shaw agree that their use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a)  Non-Disclosure. Consultant and Shaw agree that they will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Consultant’s job duties to the Company under this Agreement.

(b)  Non-Removal/Surrender. Consultant and Shaw agree that they will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to its duties under this Agreement. Consultant and Shaw further agree that they shall surrender to the Company all documents and materials in its possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that it shall not thereafter retain any copies of any such materials.

5.2.2  Non-Solicitation of Customers/Prohibition Against Unfair Competition. Consultant and Shaw agree that at no time after its engagement by the Company will either of them engage in competition with the Company while making any use of the Company’s confidential/trade secret information. Consultant and Shaw agree that they will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Consultant worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of Consultant’s engagement by the Company.

5.3  Non-Solicitation During Engagement. Consultant and Shaw shall not during Consultant’s engagement inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.4  Non-Solicitation of Consultants. Consultant and Shaw agree that, for one year following the termination of Consultant’s engagement, neither shall, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment, except for those employees or consultants currently employed by Shaw or the Consultant who later become employed by the Company.

5.5  Breach of Provisions. If the Consultant or Shaw breach any of the provisions of this Section 5, or in the event that any such breach is threatened by either Consultant or Shaw, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

5.6  Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.7  Definition. For purposes of this Article V, the term “Company” shall be deemed to include any parent, subsidiary or affiliate of the Company.

ARTICLE VI

MISCELLANEOUS

6.1  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Consultant may not assign any of its rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

6.2  Independent Contractor: Limitation of Liability. The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant, Shaw, or any of its/his agents as an employee or agent of the Company. Consultant has no power or authority to bind the Company, and shall not make any representation or statement that it has such power.

6.3  Indemnification. The Company shall indemnify, defend and hold harmless Consultant to the fullest extent permitted by law from any and all actions, complaints, disputes, arbitrations, investigations, guarantees, including but not limited to personal guarantees of loans or any other obligation or any other guaranty or the like signed by Consultant on behalf of the Company, or any other proceedings of any kind whatsoever, or threats thereof (“Claims”) and any and all damages, losses, expenses (including without limitation reasonable attorneys’ fees, disbursements and other charges of counsel incurred by Consultant and selected by Company) or other liabilities, contingent or otherwise, of any kind whatsoever arising from or relating to any aspect of Consultant’s relationship with the Company and/or with regard to any personal guaranty signed by Consultant on behalf of the Company, and any current or future subsidiary or affiliates, the performance of any of Consultant’s duties hereunder, or otherwise arising from or relating to any aspect of Consultant’s relationship with the Company and any current or future subsidiary or affiliates, the performance of any of Consultant’s duties hereunder, or otherwise arising from or relating to any action or inaction of Consultant while serving as an officer or director of the Company or, if applicable, as an officer or director of the Company, or, if applicable, as an officer or director of any other entity or as a fiduciary of any benefit plan, including without limitation any personal liability of any kind under any law, rule, regulation, agreement or understanding applicable to the Company and the persons who serve as officers and directors thereof or any subsidiary or affiliate thereof, in all cases relating to matters occurring after October 3, 2006, during the Term or thereafter unless a result of Consultant’s gross negligence or willful misconduct. The Company shall cover the Consultant under general liability insurance, errors and omissions insurance (if any) and any other Company insurance, both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors and will make available to Consultant any certificates of the foregoing.

6.4  Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Real Sport, Inc. 9229 Sunset Boulevard, Suite 505 Los Angeles, California 90069 Telephone: (___) _____-______ Facsimile: (___) _____-______ Attention: __________________

With a copy to:	David Ficksman, Esq. Troy & Gould 1801 Century Park East, 16th Floor Los Angeles, California 90067

If to Shaw:	Gary Shaw ________________________________ ________________________________ Telephone: (___) ___-____ Facsimile: (___) ___-____

If to Consultant:
Gary Shaw Productions MMA, LLC

________________________________
________________________________
________________________________
Telephone: (___) ___-____
Facsimile: (___) ___-____
Attention: Gary Shaw

6.5  Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.6  Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.7  Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Consultant, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Consultant’s engagement, express or implied, other than to the extent expressly provided for herein.

6.8  Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.9  Authority. The Parties each represent and warrant that it or he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.10  Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.11  Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.12  Applicable Law; Choice of Forum. This Agreement, and all of the rights and obligations of the parties shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

6.13  Arbitration.

6.13.1  Scope. To the fullest extent permitted by law, Consultant and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement and any disputes upon termination of engagement, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their Consultants, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Consultant’s claims arise out of or relate to their actions on behalf of the Company.

6.13.2  Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

6.14  This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Consultant’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Gary Shaw Productions MMA, LLC By: _______________________________ Name: ________________________ Title: ________________________	Real Sport, Inc. a California corporation By: _______________________________ Name: ________________________ Title: ________________________
____________________________________ Gary Shaw